Exhibit 10.7

Terms and Conditions for Stock Options Granted Under the
Match Group, Inc. 2015 Stock and Annual Incentive Plan

Overview

These Terms and Conditions apply to the grant to you by Match Group, Inc. (“Match” or the “Company”) pursuant to Section 5 of the Match 2015 Stock and Annual Incentive Plan (the “2015 Plan”) of the right and option (the “Stock Options”) to purchase the number of shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), set forth in your award notice (the “Award Notice” and together with these Terms and Conditions, the “Award Agreement”) at the exercise price per share set forth in the Award Notice. The Stock Options shall be Nonqualified Options. Unless earlier terminated pursuant to the terms of your Award Agreement or the Plan, the Stock Options shall expire on the ten year anniversary of your Award Date (the “Expiration Date”). All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the 2015 Plan.

Continuous Service

In order for your Stock Options to vest, you must be continuously employed by Match or one of its Subsidiaries or Affiliates during the Restriction Period (as defined below). Nothing in this Award Agreement or the 2015 Plan shall confer upon you any right to continue in the employ or service of Match or any of its Subsidiaries or Affiliates or interfere in any way with their rights to terminate your employment or service at any time.

Vesting

Subject to this Award Agreement and the Plan, your Stock Options shall vest and become exercisable (such period prior to vesting is the “Restriction Period”) as specified in your Award Notice.

Method of Exercise; Payment of the Exercise Price

The portion of your Stock Options that is vested may be exercised by delivering to the Company or the agent selected by Match to administer the 2015 Plan (the “Agent”) a written (including by way of electronic means) notice stating the number of whole shares to be purchased pursuant to this Award Agreement, accompanied by payment of the full purchase price of the shares of Common Stock to be purchased. Your Stock Options may not be exercised at any one time as to fewer than 100 shares (or such number of shares as to which the Stock Options are then exercisable if less than 100). Fractional share interests shall be disregarded except they may be accumulated.

The exercise price of the Stock Options shall be paid: (i) in cash, by certified check or bank draft payable to the order of the Company or by way of such other instrument as the Company may accept from time to time; (ii) by exchange of shares of unrestricted Common Stock of the Company already owned by you and having an aggregate Fair Market Value equal to the aggregate purchase price (which amount shall be equal to the product of the exercise price multiplied by the number of shares of Common Stock in respect of which the Stock Options are being exercised); provided, that you represent and warrant to the Company that you hold the shares of Common Stock free and clear of liens and encumbrances; (iii) by delivering, along with a properly executed exercise notice to the Company, a copy of irrevocable instructions to a broker to deliver promptly to the Company the aggregate exercise price and the amount of any applicable federal, state, local and/or foreign withholding taxes required to be withheld by the Company; provided, however, that such exercise must be implemented solely under a program or arrangement established and approved by the Company with a brokerage firm selected by the Company; or (iv) by any other procedure approved by the Committee, or by a combination of the foregoing.

Termination of Employment

The treatment of your Stock Options upon the termination of your employment is set forth in this Award Agreement and the 2015 Plan. Except as provided in this Award Agreement or the Plan, upon any Termination of Employment for any reason, any and all of your unvested Stock Options will be forfeited and canceled in their entirety. Except as set forth below, upon a Termination of Employment, that portion of the Stock Options, if any, which is exercisable at the time of such Termination of Employment may be exercised prior to the first to occur of: (a) the 90th day after such Termination of Employment or (b) the Expiration Date and will thereafter be forfeited and canceled.

If: (i) your employment is terminated by Match or any of its Subsidiaries or Affiliates for Cause or if you resign in anticipation of being terminated for Cause or (ii) if following any Termination of Employment for any reason, Match becomes aware that during the two (2) years prior to such Termination of Employment there was an event or circumstance that would have been grounds for termination for Cause that caused or is reasonably likely to cause meaningful damage (economic, reputational or otherwise) to Match and/or any of its Affiliates (the “Underlying Event”), then: (a) all of your Stock Options (whether or not vested) shall be forfeited and canceled in their entirety and (b) if any portion of your Stock Options were exercised after the Underlying Event, then Match shall be entitled to recover from you at any time within two (2) years after such exercise(s), and you shall pay over to Match, any gain realized as a result of such exercise(s). This remedy shall be without prejudice to, or waiver of, any other remedies Match and/or its Affiliates may have in such event.

In the event of a Termination of Employment due to your death, that portion of the Stock Options, if any, which is exercisable at the time of death may be exercised by your estate or by a person who acquired the right to exercise such Stock Options by bequest or inheritance or otherwise by reason of your death at any time prior to the first to occur of: (a) the first anniversary of the date of death or (b) the Expiration Date and will thereafter be forfeited and canceled. In the event of a Termination of Employment due to your Disability or Retirement, that portion of the Stock Options, if any, which is exercisable at the time of such Termination of Employment for Disability or Retirement may be exercised by you or your guardian or legal representative at any time prior to the first to occur of: (a) the first anniversary of such Termination of Employment or (b) the Expiration Date and will thereafter be forfeited and canceled.

Taxes and Withholding

No later than the date as of which an amount in respect of the Stock Options first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, you shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state, local and/or foreign taxes of any kind required by law to be withheld with respect to such amount and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to you (either directly or indirectly through its agent), federal, state, local and foreign taxes of any kind required by law to be withheld. Notwithstanding the foregoing, the Company shall be entitled to hold the shares issuable to you upon the exercise of your Stock Options (or the related proceeds) until the Company or the Agent has received from you: (i) a duly executed Form W-9 or W-8, as applicable and (ii) payment for any federal, state, local and/or foreign taxes of any kind required by law to be withheld with respect to such Stock Options. Payment for any federal, state, local and/or foreign taxes of any kind may be made in the same manner as payment for the exercise price (as described above).

Change in Control

“Change in Control” is defined as set forth in the 2015 Plan. The vesting of your Stock Options will not be accelerated upon a Change in Control of Match. However, in the event you cease to be employed by either Match or any of its Subsidiaries or Affiliates within the two (2) year period following a Change in Control of Match as a result of: (i) a termination by Match or any of its Subsidiaries or Affiliates without Cause or (ii) a resignation by you for Good Reason, then upon the occurrence of such event, 100% of your unvested Stock Options shall automatically vest.

In addition, following a Termination of Employment under these circumstances, your Stock Options may be exercised through the later of: (i) the last date on which the Stock Options would be exercisable in the absence of a Change in Control and (ii) the earlier of: (A) the first anniversary of the Change in Control and (B) the Expiration Date and will thereafter be forfeited and canceled. For the avoidance of doubt, the Disaffiliation of the Subsidiary, Affiliate or division of Match by which you are employed or for which you are performing services at the time of such sale or other disposition by Match shall be considered a Termination of Employment (not a Change in Control) and shall be governed by the applicable provisions of this Award Agreement and the 2015 Plan; provided, that the Committee or the Board may deem it appropriate to make an equitable adjustment to your Stock Options in such case.

Non-Transferability of Stock Options

Your Stock Options are non-transferable (including by way of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise) by you other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and your Stock Options may be exercised, during your lifetime, only by you or by your guardian or legal representative or any transferee described above.

No Rights as a Stockholder

Neither you nor any transferee of your Stock Options shall have rights as a stockholder (including the right to vote the shares underlying your Stock Options and the right to receive dividends) with respect to any shares covered by such Stock Options until you or your transferee: (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14(a) of the Plan and (iii) has paid in full for the shares issuable upon exercise.

Payment of Transfer Taxes, Fees and Other Expenses

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares acquired pursuant to exercise of your Stock Options, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith. Notwithstanding the foregoing, you shall be solely responsible for any other taxes (including, without limitation, federal, state, local or foreign income taxes, social security, Medicare and/or other similar taxes and/or estate or excise taxes) that may be payable as a result of your participation in the Plan or as a result of the exercise of your Stock Options and/or the sale, disposition or transfer of any shares of Common Stock acquired upon the exercise of your Stock Options.

Other Restrictions

The exercise of your Stock Options shall be subject to the requirement that, if at any time the Committee shall determine that: (i) the listing, approval, registration or other qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law or (ii) the consent or approval or permit of any government regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, the exercise shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

In the event of any conflict between this Award Agreement and the 2015 Plan, the 2015 Plan shall control; provided, that an action or provision that is permissive under the terms of the 2015 Plan, and required under this Award Agreement, shall not be deemed a conflict and this Award Agreement shall control. In the event of any ambiguity in this Award Agreement, or any matters as to which this Award Agreement is silent, the 2015 Plan shall govern, including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to: (i) interpret the 2015 Plan, (ii) prescribe, amend and rescind rules and regulations relating to the 2015 Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the 2015 Plan. In the event of any conflict between this Award Agreement (or any other information posted on Match’s extranet or given to you directly or indirectly through the Agent and Match’s books and records, or (ii) ambiguity in this Award Agreement (or any other information posted on Match’s extranet or given to you directly or indirectly through the Agent, Match’s books and records shall control.

Amendment

Match may modify, amend or waive the terms of your Stock Options, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision hereof.

Data Protection

The acceptance of your Stock Options constitutes your authorization of the release from time to time to Match or any of its Subsidiaries or Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your Stock Options and/or the Plan (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your Stock Options and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your Stock Options also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which Match, your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

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